VALLEY RESOURCES, INC.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              DECEMBER 8, 1998

To the Stockholders of
 VALLEY RESOURCES, INC.

      Notice is hereby given that the Annual Meeting of the Stockholders of Valley Resources, Inc. (the "Corporation") will be held at the principal office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on Tuesday, December 8, 1998, at 10:00 a.m., for the following purposes:

      1. To elect three directors, each to serve for a term of three years and until their successors are elected and qualified.

      2. To consider and act upon such other matters as may properly come before the meeting and any and all adjournments thereof.

      Only Common Stockholders of record on the stock transfer books of the Corporation at the close of business on October 20, 1998 will be entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

      Stockholders who are unable to attend the meeting in person and wish to have their stock voted are requested to sign, date and return promptly the accompanying Proxy in the enclosed envelope.

                                       By Order of the Board of Directors,



                                       K. W. Hogan, Secretary

Mailed:  November 3, 1998

      STOCKHOLDERS ARE REQUESTED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A STOCKHOLDER NEVERTHELESS MAY VOTE IN PERSON IF HE DOES ATTEND.


                           VALLEY RESOURCES, INC.
                              1595 Mendon Road
                               P. O. Box 7900
                     Cumberland, Rhode Island 02864-0700

                               PROXY STATEMENT

      The accompanying proxy is solicited on behalf of the Board of Directors of Valley Resources, Inc., a Rhode Island corporation (the "Corporation"), for use at the Annual Meeting of the Stockholders of the Corporation to be held at 10:00 a.m. on Tuesday, December 8, 1998, and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about November 3, 1998.

      A stockholder who executes a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Corporation at the above address to such effect in writing before the Annual Meeting, by filing with the Corporation a superseding later-dated proxy, or by voting in person at the meeting. All shares represented by effective proxies will be voted at the Annual Meeting or any adjournment thereof. If the stockholder gives instructions as to any matter to be acted upon, the shares will be voted as so specified. If no instructions are indicated, proxies will be voted for the election of the nominees for director set forth below.

                 VOTING STOCK OUTSTANDING AND VOTING RIGHTS

      Holders of record of the Corporation's Common Stock, par value of $1 per share (the "Common Stock"), at the close of business on October 20, 1998 (the "record date") are entitled to vote at the meeting. On the record date the Corporation had 4,985,423 shares of Common Stock outstanding. Each stockholder has one vote per share on each matter voted on at the meeting.
A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under applicable law, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

      At the record date the following stockholders were known by the Corporation to be the beneficial owners of more than 5 percent of the outstanding Common Stock of the Corporation, being the only class of equity security issued and outstanding. Unless otherwise stated, the holders have sole voting and investment power.


                                     Amount of
          Name and Address           Beneficial     Percent
         of Beneficial Owner         Ownership      of Class
---------------------------------------------------------------------------

      Wilmington Trust Company
      1100 North Market Street
      Wilmington, DE  19890-0001      829,632         16.6

--------------------
<F*>  Wilmington Trust Company holds these shares as trustee of the Valley
      Resources, Inc. 401(k) Employee Stock Ownership Plan on behalf of numerous participants.


      As of October 20, 1998, the nominees for election as directors, the current directors, the executive officers named in the Summary Compensation Table below, and all executive officers and directors as a group owned beneficially Common Stock of the Corporation in the amount set forth opposite their names (such ownership being reported to the Corporation by the nominees). Unless otherwise stated, the holders have sole voting and investment power.


                                      Amount of
                                      Beneficial       Percent
       Name of Beneficial Owner       Ownership        of Class
---------------------------------------------------------------------------

      Ernest N. Agresti               32,037(2)          (1)
      Melvin G. Alperin                4,402(3)          (1)
      C. Hamilton Davison                368             (1)
      Don A. DeAngelis                 7,147             (1)
      Alfred P. Degen                  7,102(9)          (1)
      James M. Dillon                  1,012(4)          (1)
      Jonathan K. Farnum              13,158(5)          (1)
      John F. Guthrie, Jr.             1,775(6)          (1)
      Eleanor M. McMahon               4,218(7)          (1)
      Kenneth W. Hogan                 7,582(9)          (1)
      Charles K. Meunier              11,688(8)(9)       (1)
      Richard G. Drolet                9,780(9)          (1)
      Jeffrey P. Polucha               4,354(9)          (1)
      All Directors and Officers
       as a group (14 persons)       110,240(9)          2.2

--------------------
<F1>  Ownership amounts to one percent or less.
<F2>  Includes 400 shares in an IRA in Mr. Agresti's wife's name to which he disclaims beneficial ownership, and 30,997 shares held in a living trust of which Mr. Agresti is sole trustee with sole voting and investment power.
<F3>  Shares are held in the Melvin G. Alperin and Patricia N. Alperin
      Living trusts of which Melvin G. Alperin and Patricia N. Alperin are
      Trustees with voting and investment powers.
<F4>  Shares are held in a living trust of which Mr. Dillon is sole trustee
      with sole voting and investment   power.
<F5>  Includes 8,395 shares held by Mr. Farnum's wife and children to which he disclaims beneficial ownership.
<F6>  Includes 100 shares held by Mr. Guthrie's children in which he shares voting and investment power.
<F7>  Shares are held in a living trust of which Dr. McMahon is sole trustee with sole voting and investment power.
<F8>  Includes 2,224 shares in which Mr. Meunier shares voting and investment power with his wife.
<F9>  Includes shares held in the Valley Resources 401(k) Employee Stock
      Ownership Plan based upon information as of October 20, 1998 provided by the plan Trustee.


                            --------------------

                            ELECTION OF DIRECTORS

      The Articles of Incorporation of the Corporation provide that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible, and that one class shall be elected each year for a term of three years. Accordingly, it is proposed that the three nominees, Messrs. Dillon, Farnum and Guthrie, who are presently directors and whose terms expire at this meeting, be elected to serve three-year terms. There are six other directors whose terms do not expire at this time. In accordance with the Rhode Island Business Corporation Act, directors are elected by a majority of votes of the shares represented at the Meeting and entitled to vote thereon.

      It is intended that the shares represented by proxy will be voted to elect the three nominees named below, unless authority to do so has been withheld by proxy.

      Should any of the nominees be unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. Each of the nominees has indicated a willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable.

      The nominees for election as directors as well as those directors whose terms have not expired are named below.


                                           Position         First
                                             Held           Served
                                             with           in the              Business Experience
            Name                 Age      Corporation      Position            During Last Five Years
-----------------------------------------------------------------------------------------------------

Directors nominated for a term of three years:

James M. Dillon (1)              65     Director             1983     Retired; Director of Development, The Ro-
                                                                      man Catholic Diocese, Bridgeport, Connecti-
                                                                      cut from November 1993 to December 1994.

Jonathan K. Farnum (1)(2)(3)     59     Director             1983     Chairman and President, Wardwell Braiding
                                                                      Machine Company, a manufacturer of
                                                                      special design machinery, Central Falls,
                                                                      Rhode Island.

John F. Guthrie, Jr. (2)(3)      54     Director             1979     Vice President, The New England, an insur-
                                                                      ance and financial services company, Boston,
                                                                      Massachusetts.

Directors whose terms expires in 1999:

Ernest N. Agresti (2)(3)         68     Director             1975     Retired; Partner in the law firm of Edwards
                                                                      & Angell, LLP, Providence, Rhode Island, for
                                                                      more than five years prior to retirement.

Don A. DeAngelis (2)(3)          59     Director             1976     Vice Chairman and Chief Executive Officer,
                                                                      Murdock Webbing Co., Inc., a manufacturer
                                                                      of narrow fabric, Central Falls, Rhode Island.

Eleanor M. McMahon (1)           69     Director             1984     Distinguished Visiting Professor, A. Alfred
                                                                      Taubman Center for Public Policy, Brown
                                                                      University, Providence, Rhode Island.

Directors whose terms expire in 2000:

Melvin G. Alperin (1)(3)         62     Director             1979     President, Brewster Industries, real estate in-
                                                                      vestments, Pawtucket, Rhode Island.

Alfred P. Degen                  51     Chairman,            1997     Chairman since December 1997, Chief Ex-
                                        Chief Executive      1995     ecutive Officer of Valley Resources, Inc.
                                        Officer                       since March 1995; President, Valley
                                        President and        1994     Resources, Inc. from July 1994; Execu-
                                        Director                      tive Vice President, Philadelphia Gas
                                                                      Works for more than 5 years prior to July
                                                                      1994.

C. Hamilton Davison (1)          39     Director             1995     President and Chief Executive Officer of
                                                                      Paramount Cards, Inc., a designer, manufac-
                                                                      turer and distributor of greeting cards,
                                                                      Pawtucket, Rhode Island.  Mr. Davison is also
                                                                      a director of Tufco Technologies, Inc., a spe-
                                                                      cialty printer and converter of custom paper
                                                                      and nonwoven material.

--------------------
<F1>  Member, Audit Committee
<F2>  Member, Compensation Committee
<F3>  Member, Development Committee


                        GOVERNANCE OF THE CORPORATION

      Under the Articles of Incorporation and Bylaws of the Corporation, the Corporation is managed under the direction of the Board of Directors and by the officers to whom authority has been delegated. The Board is charged with the responsibility of selecting and evaluating senior officers, providing financial reports to the stockholders and considering other fundamental corporate matters, including dividends, issuance of stock and major corporate borrowings.

      During the fiscal year ended August 31, 1998, the Board met four times. Each member of the Board of Directors attended at least 75% of the aggregate of the meetings of the Board and its committees on which they served in that year.

      The Board has an Audit Committee consisting of Messrs. Alperin (Chairman), Davison, Dillon, Farnum and Dr. McMahon. The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees of the Corporation, meets periodically with management and the Corporation's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without management present, to discuss the results of their audits. The Audit Committee also reviews quarterly and annual filings made with the Securities and Exchange Commission. The Committee met once during the fiscal year ended August 31, 1998.

      The Board has a Compensation Committee consisting of Messrs. DeAngelis (Chairman), Agresti, Farnum and Guthrie. The Compensation Committee is charged with reviewing the salary administration program for management personnel, implementing the plan for that program and making appropriate recommendations to the Board of Directors. The Compensation Committee met once during the fiscal year ended August 31, 1998.

      The Board has a Development Committee consisting of Messrs. Farnum (Chairman), Agresti, Alperin, DeAngelis and Guthrie. The Development Committee meets periodically with management to discuss and evaluate plans to develop the overall strategic direction of the Corporation. The Committee makes appropriate recommendations to the Board regarding these plans. Work generally conducted by the Development Committee was undertaken by the entire board in fiscal 1998. The Committee did not meet during the fiscal year ended August 31, 1998.

      The Board of Directors has no nominating committee as the Board as a whole studies the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

      All directors, except Mr. Degen, receive an annual retainer fee of $6,000 and a fee of $600 per meeting attended. The members of the Audit, Compensation and Development Committees of the Board receive a fee of $600 per meeting attended with the chairman of each committee receiving a fee of $750. Under a formal plan, directors may elect to defer all or a portion of their fees earned for services as a director. Under the terms of the plan a director's deferred election includes a payment schedule specifying the date on which payment shall begin, which shall not be earlier than the Director's 65th birthday, nor later than the first day of the month following the date the Director attains age 70. At August 31, 1998, Messrs. Agresti, Alperin, Dillon, Farnum and Dr. McMahon had so elected to defer their fees. The Corporation has adopted a Director's Retirement Plan pursuant to which nonemployee directors who (i) have completed a minimum of 10 years of board service and retire from the board at or after age 60 or (ii) retire from the board at or after age 70, are entitled to receive an annual retirement benefit for a 10-year period following retirement from the Board. The annual retirement benefit equals the annual director's retainer being paid on the date of retirement from the Board, with such amount being pro-rated in the case of directors with less than 10 years of service on the date of retirement.

                       EXECUTIVE OFFICER COMPENSATION

      The following tables and notes set forth the compensation provided by the Corporation to its Chief Executive Officer and the Corporation's other most highly compensated executive officers (the "Named Officers"), whose total compensation was in excess of $100,000 in fiscal 1998:

                          SUMMARY COMPENSATION TABLE


                                       Annual Compensation
         Name and                      -------------------       All Other
    Principal Position         Year     Salary     Bonus      Compensation(1)
-----------------------------------------------------------------------------

Alfred P. Degen                1998     188,365    35,239          3,621
  Chairman, President and      1997     179,536    38,235          4,316
  Chief Executive Officer      1996     167,447    15,000          4,500

Kenneth W. Hogan               1998     136,966    20,021          1,868
  Senior Vice President,       1997     131,809    18,836          1,813
  Chief Financial Officer,     1996     127,976     8,000            -0-
  and Secretary

Charles K. Meunier             1998     107,997    10,060          1,423
  Vice President,              1997     103,686    10,917          3,032
  Operations                   1996      99,763     5,000          1,970

Richard G. Drolet              1998     103,128    10,060          2,005
  Vice President,              1997      98,555    10,917          2,851
  Information Systems and      1996      93,673     4,500          1,780
  Planning

Jeffrey P. Polucha             1998     103,024    10,060          1,838
  Vice President,              1997      95,885    10,917          2,329
  Marketing and                1996      81,650     4,500            840
  Development

--------------------
<F1>  All full-time employees of Valley Resources who have completed one year of service are eligible to  participate in the 401(k) Employee
      Stock Ownership Plan.  Under this plan, a participating employee may contribute up to 20% of base pay, and the Corporation will contribute each year from profits an amount equal to at least 50%  of the participant's contribution to a maximum of 2% of base pay.  The plan permits a participant to make contributions on a pretax basis under
      Section 401(k) of the Internal Revenue Code, thereby reducing the participant's taxable compensation.  In addition, the Corporation may make discretionary contributions as approved by the Board of
      Directors.  Employer contributions under this plan for the benefit of executive officers named above were as follows:  Mr. Degen $3,621 in
      1998, $4,316 in 1997 and $4,500 in 1996; Mr. Hogan $1,868 in 1998,
      $1,813 in 1997; Mr. Meunier $1,423 in 1998, $3,032 in 1997, and $1,970
      in 1996; and Mr. Drolet $2,005 in 1998, $2,851 in 1997 and $1,780 in
      1996; and Mr. Polucha $1,838 in 1998, $2,329 in 1997, and $840 in
      1996.


Pension Plan

      The Corporation maintains a defined benefit plan (Employees' Retirement Plan) covering all management and nonbargaining unit employees except the Corporation's subsidiaries, Morris Merchants, Inc. and Alternate Energy Corporation. Covered compensation under the plan includes only regular salary, excluding any fees, bonuses or other additional types of compensation. The covered compensation for the most recently available plan year was $5,824,005.

      The Corporation also maintains a supplemental retirement plan for certain officers of the Corporation, including Messrs. Degen and Hogan.
This plan provides that the officer's retirement payment will approximate 65 percent of the combination of final year base salary plus the average of the incentive compensation paid to the officer over the last three years.

      The following table sets forth the annual retirement benefit, using a straight life annuity, at the normal retirement age of 65, which would accrue for each year of credited service, using a formula based upon 1-1/2 percent of final average compensation times years of credited service and reduced by 1 percent of the employee's Social Security benefit multiplied by the number of years of credited service over the amount of the retirement annuity, at the indicated rates of compensation, assuming receipt of Social Security benefits of $1,000 per month. At August 31, 1998, Mr. Degen has three years of credited service, Mr. Hogan has 21 years, Mr. Meunier has 35 years and Mr. Drolet has 25 years. Table A sets forth the annual retirement benefit for participants in the supplemental retirement plan and Table B sets forth the benefit for all other pension plan participants.

Table A


                                     Average Benefits for Years of
 Final Year Compensation               Credited Service Indicated
Plus Average of Last Three    --------------------------------------------
  Years Incentive Award       15 years    30 years    35 years    40 years
--------------------------------------------------------------------------

       $100,000               $ 53,000    $ 53,000    $ 53,000    $ 53,000
        125,000                 69,250      69,250      69,250      69,250
        150,000                 85,500      85,500      85,500      85,500
        175,000                101,750     101,750     101,750     101,750
        200,000                118,000     118,000     118,000     118,000
        225,000                134,250     134,250     134,250     134,250
        250,000                150,500     150,000     150,000     150,000
        300,000                183,000     183,000     183,000     183,000
        400,000                248,000     248,000     248,000     248,000
        450,000                292,500     292,500     292,500     292,500
        500,000                313,000     313,000     313,000     313,000


Table B


                                     Average Benefits for Years of
 Average Year Compensation             Credited Service Indicated
for Five Consecutive Highest  --------------------------------------------
   of the Last Ten Years      15 years    30 years    35 years    40 years
--------------------------------------------------------------------------

      $100,000                $ 20,700    $ 41,400    $ 48,300    $ 55,200
       125,000                  26,325      52,650      61,425      70,200
       150,000(1)               31,950      63,900      74,550      85,200

--------------------
<F1>  Maximum compensation under the plan.


Termination Agreements

      The Corporation has entered into "termination agreements" with Messrs. Degen, Hogan, Meunier, Polucha and Drolet, which provide certain benefits to those officers in the event of certain terminations of employment occurring after a change in control of the Corporation. A change in control is defined as the acquisition by any person or group of 20% or more of the voting power of the Corporation's stock or a change in a majority of the directors during any period of two consecutive years. Benefits payable in the event of a termination of employment by the Corporation other than for cause or by the officer for good reason (defined as a reduction in base salary or vacations, a significant change in duties, a failure by the Corporation to continue certain benefit plans or relocation) after a change in control include severance pay equal to 2.99 times base salary in the case of Mr. Degen, 2.5 times base salary in the case of Mr. Hogan and one times base salary in the case of Messrs. Meunier, Polucha and Drolet. Severance benefits are payable for a period of 15 months after a change in control at 2 times base salary in the case of Mr. Degen and one year's base salary in the case of Messrs. Hogan, Meunier, Polucha and Drolet. The termination agreements also provide for continuation of insurance benefits and a payment in lieu of continued participation in the Corporation's retirement plan, in each case measured by the same period of time as would apply to the termination payment referred to above. The termination agreements are automatically renewed each year for one year unless cancelled by the Corporation.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION

                        EXECUTIVE COMPENSATION DESIGN

      The design of the Corporation's executive compensation system is intended to attract, retain and motivate high quality executives with an individual and corporate performance-based compensation package that promotes achievement of both corporate and operating company goals for the benefit of both customers and stockholders. The program is designed to provide a competitive annual salary, and through variable performance elements, act as a mechanism to integrate the subsidiaries by common performance criteria. The goals defined within the incentive compensation components of the program act to focus management attention on annual and long-term business objectives. The Compensation Committee of the Board of Directors of Valley Resources, Inc. (the "Committee"), comprised solely of outside directors, is responsible for establishing, reviewing and administering the compensation plan for executive officers of the Corporation and its subsidiaries.

      The compensation package of each executive officer consists of base salary and the potential for an annual incentive award. The base salary component is based primarily upon comparative market-derived compensation data for jobs of comparable positions and breadth of responsibilities within the utility industry in New England and nationally. The annual incentive award is based upon the Corporation's standings among a comparison group of companies in the utility industry. The comparison companies (the "Peer Group") are those companies used for measuring the Corporation's performance as set forth below under "Corporate Performance." For an executive officer to receive the targeted level of compensation the Corporation must meet certain shareholder and customer value criteria established by the Committee. This places a portion of the executive officer's compensation at risk and tied to annual and long-term corporate performance. The total of the base salary and incentive award is designed to meet the prevailing market level of compensation for a comparison group of companies when targeted levels of performance are achieved. When targeted levels of performance are exceeded the total compensation should surpass the market level.

      A discussion of the two components of executive officer compensation and decisions made by the Committee concerning the Named Officers and the Chief Executive Officer follows.

                                 BASE SALARY

      The base salary portion of the executive officers' compensation is market-based and not tied to corporate performance. The objective of the Committee is to establish a compensation level that approaches the midpoint of a sample group of companies with similar sales and complexities as the Corporation. In December 1996, the Committee met to review the data analysis that had been prepared by an independent compensation consultant to establish the base salary for calendar 1997 for each of the named officers. For calendar 1997 the base salary of each executive officer was adjusted to reflect changes in the market after consultation with the consultant. The base salary of the Chief Executive Officer approximates 92 percent of the comparison group of companies. The other executive officers approximate 92 percent of the comparison group.

                           ANNUAL INCENTIVE AWARD

      The annual incentive award is determined by a formula based upon the performance of the Corporation against the Peer Group during the fiscal year as measured against certain customer and stockholder value criteria on both a short and long term basis. The amount of the incentive award is a percentage of the officer's base salary and can range from 5 to 30 percent depending upon the level of performance and the position of the individual corporate officer. The criteria that are used and the weighted percentage of the award that is granted for that specific criteria are: net income, normalized for the impact of weather, as compared to budgeted net income, at 25 percent; 3-year average return on equity at 12.5 percent; market-to-book ratio at 12.5 percent; the ratio of long-term utility operating expenses to the long-term utility operating revenues at 25 percent; and Board of Directors discretion at 25 percent. If the weather normalized earnings result for the fiscal year does not equal at least 90 percent of the budget, then no incentive award is payable under the provisions of the plan.

      In November 1997, the Committee met to evaluate the fiscal 1997 results of operations. The net income of the Corporation on a normalized basis exceeded the threshold based upon the budget established for fiscal 1997 and thus the Compensation Committee considered the award of incentive compensation to eligible members of management. The three year average return on equity of the Corporation exceeded the three year average return on equity of the Peer Group by approximately 18 percent. The Corporation's market-to-book ratio slightly exceeded the Peer Group. The current year operation and maintenance expense ratio to base revenues was 1.8 percent below the three year average. All these operating and performance results generated a portion of the bonus pool. In addition to these performance criteria the Committee also considered improvements made in enhancing the competitive position of the Corporation's utilities through the implementation of a transportation tariff for large commercial and industrial users, a significant refinancing involving both debt and equity to better balance the capital structure of the Corporation in accordance with the long-term Corporate plan, continuation of the employee training and development initiative, negotiation of a new labor agreement with the bargaining unit of the utilities three months before expiration of the existing contract and the significant improvement in nonutility earnings. The incentive award of the current Chief Executive Officer approximates 61 percent of the comparison group of companies. The incentive award for the other officers approximates 86 percent of the comparison group. The base salary plus the incentive award of the current Chief Executive Officer approximates 85 percent of the comparison group and 91 percent for the other executive officers.

      The incentive award for fiscal 1998, if any, will be determined in December 1998 using the same criteria as fiscal 1997 and earlier. The Board adopted a new plan in June 1998 to be effective with fiscal year 1999 which includes a new set of criteria designed to even more closely align the interests of management and stockholders. The criteria for fiscal 1999 and subsequently will be: (1) net income, unadjusted for weather, with failure to make the dividend resulting in no incentive award being paid under the provisions of the plan at 35 percent; (2) total shareholder return at 25 percent; (3) cost of service ratio (utility expenditures as a percentage of base utility revenues) at 20 percent and Board discretion at 20 percent.
The new plan calls for approximately one-third of the incentive compensation to be paid in Valley Resources, Inc. common stock that will be restricted for a period of two years following award. The remainder of the award will be payable in cash or stock at the direction of the officer.

      This report has been provided by the Compensation Committee.

        Don A. DeAngelis (Chairperson)
        Ernest N. Agresti
        James M. Dillon
        Jonathan K. Farnum
        John F. Guthrie, Jr.

                            CORPORATE PERFORMANCE

      The following chart compares the Corporation's performance, as measured by the change in price of its common stock plus reinvested dividends, with the Standard & Poor's natural gas index, the AMEX stock index and a group of comparative diversified-energy companies. The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the end of each quarter). The graph assumes $100 invested in the Corporation and each of the indices at August 31, 1994. The Peer Group consists of the following companies, which are also used to determine the annual incentive award.

      Bay State Gas Company            Essex County Gas Company
      Berkshire Gas Company            Energy South, Inc.
      Colonial Gas Company             National Gas & Oil Corporation
      Connecticut Energy Corporation   Providence Energy Corporation
      CTG Resources, Inc.              Roanoke Gas Corporation
      Delta Natural Gas                Southeastern Michigan Energy Enterprises
      Energynorth, Inc.                Yankee Gas Services


                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
         AMONG VALLEY RESOURCES, INC., THE AMEX MARKET VALUE INDEX,
                   THE S & P NATURAL GAS AND A PEER GROUP


                                          Cumulative Total Return
                           -------------------------------------------------------
                            8/93     8/94      8/95      8/96      8/97      8/98

VALLEY RESOURCES, INC.     100.00    84.79     78.19     91.05     90.81    102.44
PEER GROUP                 100.00    90.25     91.76    104.74    119.88    135.53
AMEX MARKET VALUE          100.00    99.07    116.55    122.08    145.66    128.21
S & P NATURAL GAS          100.00    89.62    101.55    137.52    166.24    161.00


<F*>  $100 INVESTED ON 8/31/93 IN STOCK INDEX-
      INCLUDING REINVESTMENT OF DIVIDENDS.
      FISCAL YEAR ENDING AUGUST 31.



           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during fiscal 1998 all
Section 16(a) filing requirements applicable to its insiders were in compliance.

                        1999 ANNUAL MEETING PROPOSALS

      Stockholders may submit proposals for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held on December 14, 1999 provided the proposal is received at the principal executive office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, prior to July 5, 1999. Stockholders who intend to submit proposals at the 1999 Annual Meeting without including them in the Proxy Statement for such meeting must notify the Corporation of this intention no later than September 19, 1999.

                                  AUDITORS

      The Board of Directors has selected the firm of Grant Thornton LLP as the independent certified public accountants for the Corporation to audit its financial statements for the fiscal year 1998. This firm has served the Corporation in this capacity for several years. A representative of Grant Thornton LLP is expected to attend the Annual Meeting and will be available to respond to appropriate questions. It is not anticipated such representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

                               OTHER BUSINESS

      As of the date of this Proxy Statement, management knows of no other matters to be brought before the meeting. Should any other business properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

                            SOLICITATION EXPENSES

      The Corporation will bear the cost of the solicitation of proxies by the Board of Directors, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Although it is anticipated that proxies will be solicited principally by mail, proxies may be solicited by personal interview, telephone or telegraph, by certain of the Corporation's employees without compensation therefor.

                                       By Order of the Board of Directors,


                                       K. W. Hogan, Secretary

Cumberland, Rhode Island
November 3, 1998



VALLEY RESOURCES, INC.                         PROXY/VOTING INSTRUCTION CARD
----------------------------------------------------------------------------

              This proxy is solicited on behalf of the Board of
                     Directors of VALLEY RESOURCES, INC.
                 for the Annual Meeting on December 8, 1998

      The stockholder appoints A. P. Degen, K. W. Hogan and P. A. Morrison, and each of them, with full power of substitution in each, the proxies of the stockholder, to represent the stockholder and vote all shares of Valley Resources, Inc. Common Stock which the stockholder may be entitled to vote at the Annual Meeting of Stockholders to be held on December 8, 1998 and at any adjournment or postponement thereof, as indicated on the reverse side.

      This proxy, when properly executed will be voted in the manner directed herein by the stockholder. If no direction is given, this proxy will be voted FOR proposal 1.


          (Continued, and to be signed and dated on reverse side.)



1.  Election of Directors  [ ] FOR all nominees listed below
    [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
    [ ] *EXCEPTIONS
    Nominees:  James M. Dillon, Jonathan K. Farnum, John F. Guthrie, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions_________________________________________________________________

2. To consider and act upon other matters as they may properly come before the meeting and any and all adjournments thereof.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Change of Address or Comments Mark Here  [ ]

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated: _________________________________, 199_____

__________________________________________________
Signature
__________________________________________________

Signature

Votes must be indicated (X) in Black or Blue ink.